Pipeline Data Inc. Announces Third Quarter Results
Tuesday November 16, 11:08 am ET



Year-to-Date Net Revenue Surpasses 2003 Annual Net Revenue

     BRAINTREE, Mass.--(BUSINESS WIRE)--Nov. 16, 2004--Pipeline Data Inc. (OTCBB:PPDA - News; "Pipeline") announced today that for the nine months ended September 30, 2004, the company generated net revenues of $11,122,193 as compared to revenues of $7,285,318 for the nine months ended September 30, 2003. Revenue year-to-date exceeded the $10,246,955 in net revenue earned for the entire year ended December 31, 2003.

     For the quarter ended September 30, 2004, Pipeline reported a net loss of $163,771, and a net loss of $50,926 for the first nine months of the year. Approximately $260,000 in net losses were recognized for the quarter as a result of the establishment of Pipeline Data Processing "PDP", Pipeline's wholesale processing division. The absence of these expenses would have enabled Pipeline to achieve profitability in the third quarter. Management, however, believes that the establishment of PDP will better position Pipeline to achieve long-term top line revenue by enabling the company to provide wholesale processing to Independent Sales Organizations (ISO's), centralize related cross-company functions and costs, and generally provide operating efficiencies throughout the organization.

     Pipeline's EBITDA grew to $214,478 as compared to a loss of $183,985 for the first nine months of 2003, representing an increase of $398,463 over the same period. The company's gross profit for the nine months ended September 30, 2004 was $2,171,291 as compared to $1,235,826 for the nine months ended September 30, 2003 representing an increase of 75%.


     Gross sales for the third quarter were $4,172,339 representing a 2% increase over the prior quarter, and a 62% increase over the third quarter of 2003. Gross sales for the third quarter 2003 increased 2.9% from the prior quarter, which reflects seasonal fluctuations in merchant activity for the period. Cash and cash equivalents increased to $3,595,563 as of September 30, 2004 from a balance of $95,120 as of December 31, 2003.


     Pipeline's CEO and President MacAllister Smith stated "Our strong year-to-date revenue growth is the result of an intelligent portfolio acquisition strategy, and an overall successful execution of our business model. I am very pleased that within a single quarter we were able to transform Pipeline Data Processing from a mere concept, to a fully functioning, state-of-the-art facility accepting new merchant account applications. I look forward to recognizing the pricing efficiencies and economies of scale afforded by this investment".


     Smith added "Our recent announcement of an increase in annual operating cash flow of approximately $350,000 from portfolio investments will begin to be reflected in the fourth quarter. With $2.0 million still designated for portfolio purchases, we are in an excellent position to capitalize on available opportunities and accomplish our objectives in the fourth quarter and into 2005".


Further information can be obtained from Pipeline's investor relations site, at www.pipelinedata.com.


About Pipeline Data Inc.


     Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 10,000 merchant customers.


Safe Harbor Statement


     The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.


Contact:
     Pipeline Data Inc.
     Lane Gordon, 800-932-5708 x228
     Lane.Gordon@pipelinedata.com
     www.pipelinedata.com